EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8652	(503) 685-8170

Michael Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus® Announces Third Quarter 2004 Financial Results

WILSONVILLE, Ore., October 26, 2004 – InFocus® Corporation (Nasdaq: INFS) today announced its third quarter 2004 financial results.  On revenues of $162.2 million, the company posted net income of $1.7 million in the third quarter, or $0.04 per share compared to net income of $0.4 million, or $0.01 per share for the second quarter.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

Third quarter revenues of $162.2 million were flat with revenues from the second quarter and were up 16 percent from revenues of $139.3 million in the third quarter of 2003.  Unit shipments were up 7 percent compared to the second quarter and up 31 percent compared to the third quarter of 2003.  Average Sales Prices (ASP’s) for the third quarter declined 5 percent.  Gross margins of 17.1 percent in the third quarter decreased from 18.1 percent in the second quarter primarily due to the relative mix of products sold and royalty revenues offset by product cost reductions in the quarter.

Operating Expenses and Earnings Comparison Excluding Non-Recurring Items

Operating expenses were $31.8 million for the third quarter of 2004, an increase of $2.0 million from the second quarter and a reduction of $0.4 million (exclusive of non-recurring charges) from the third quarter of 2003.  The increase quarter on quarter is primarily due to planned sales and marketing activities surrounding the launch of the new large format ultra-thin microdisplay business and increased expenses associated with Sarbanes-Oxley internal control certification requirements.  As a result, the company generated a loss from operations of ($4.0) million for the third quarter of 2004 compared to a loss from operations of ($0.4) million in the second quarter and a loss from operations of ($19.5) million (exclusive of non-recurring charges) in the third quarter of 2003.

Other income for the third quarter was $5.7 million compared to $0.4 million in the second quarter and $0.5 million in the third quarter of 2003.  The increase in other income in the third quarter is primarily due to gains on the sale of marketable securities and the company’s share of profits from Motif, a 50/50 owned joint venture with Motorola, which generates royalty revenues by licensing its intellectual property.

Net income for the third quarter was $1.7 million compared to $0.4 million in the second quarter of 2004 and a net loss of ($19.5) million (exclusive of non-recurring charges) in the third quarter of 2003.  Net income per share of $0.04 for the third quarter compares to net income per share of $0.01 in the second quarter and a net loss per share of ($0.49) (exclusive of non-recurring charges) in the third quarter of 2003.

Balance Sheet

Cash and marketable securities as of the end of the third quarter were $79.3 million, a decrease of $59.6 million from the end of the second quarter.  The company used cash during the quarter primarily to fund increased working capital needs for inventory of $50.7 million.  In addition, reported cash and marketable securities declined due to a reduction in the market value of our investment in Phoenix Electric Co.  In October 2004, the company entered into a two-year, $40 million revolving line of credit agreement with its primary commercial bank to help finance expected future working capital needs.

Outlook for Q4 and 2004

The fourth quarter is historically the seasonally strongest quarter for the company and the industry.  The company enters the quarter with a strong backlog, ample finished goods inventory, a robust lineup of commercial and consumer projectors, new ultra-thin microdisplay products, and strong retail partners to reach consumers as it heads into the holiday buying season.  However, recent economic and geopolitical developments have increased the levels of uncertainty potentially impacting consumer confidence and business spending over the next several quarters.  Weighing these factors, the company expects revenues in the fourth quarter to increase to between $175 and $190 million resulting in 2004 revenue growth of 7 to 9 percent over 2003 levels.

The company achieved its targeted gross margin range of 16 to 18 percent during each of the first three quarters of 2004 and expects to achieve gross margins in that range during the fourth quarter.  Where the company ends up within that range during the fourth quarter depends primarily on product mix and the competitive pricing environment.  The company expects operating expenses for the fourth quarter to increase slightly from the third quarter in support of sales and marketing activities to drive revenue growth.  Given all these factors, the company expects to generate sequential growth in earnings per share in the fourth quarter from the third quarter.

“While we are disappointed in our revenue performance for the third quarter, we remain cautiously optimistic that this was just a minor delay in our journey back to sustained profitable revenue growth,” said Kyle Ranson President and CEO.  “Operationally, we began shipping our new ultra-thin microdisplay engines and displays for the consumer and commercial markets late in the third quarter.  We are very excited to begin offering these innovative new products to our customers in time for the holiday buying season,” added Ranson.  “We continue to make strategic investments in emerging technologies, product development, channel expansion and infrastructure efficiency laying the foundation for profitable growth into new emerging and high volume markets opened up by digital convergence,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

In prior periods, the company has recorded non-recurring charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through November 1, 2004 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.

Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation,” and Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues	$162,183	$139,310	$469,861	$418,758
Cost of revenues	134,406	126,696	387,683	381,978
Gross margin	$27,777	$12,614	$82,178	$36,780

Operating expenses:
Marketing and sales	18,663	17,476	53,541	55,305
Research and development	6,929	7,746	21,450	25,208
General and administrative	6,205	6,928	17,079	22,347
Restructuring costs	—	—	450	3,700
Impairment of long-lived assets	—	26,400	—	26,400
	$31,797	$58,550	$92,520	$132,960

Loss from operations	$(4,020)	$(45,936)	$(10,342)	$(96,180)

Other income, net	5,740	462	7,889	1,289
Income (loss) before income taxes	1,720	(45,474)	(2,453)	(94,891)
Provision (benefit) for income taxes	—	401	(150)	3,599
Net income (loss)	$1,720	$(45,875)	$(2,303)	$(98,490)

Basic earnings (loss) per share	$0.04	$(1.16)	$(0.06)	$(2.50)

Diluted earnings (loss) per share	$0.04	$(1.16)	$(0.06)	$(2.50)

Basic shares outstanding	39,612	39,436	39,585	39,368

Fully diluted shares outstanding	40,346	39,436	39,585	39,368

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2004	December 31, 2003

Assets
Current Assets:
Cash, cash equivalents and restricted cash	$29,368	$94,627
Marketable securities	45,860	44,786
Accounts receivable, net of allowances	119,295	116,138
Inventories	158,667	62,255
Other current assets	15,469	21,589
Total Current Assets	368,659	339,395

Marketable securities	4,084	4,822
Property and equipment, net	17,876	15,890
Other assets, net	11,465	5,991
Total Assets	$402,084	$366,098

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$113,244	$85,869
Other current liabilities	33,829	38,673
Total Current Liabilities	147,073	124,542

Other Long-Term Liabilities	3,551	3,677

Shareholders’ Equity:
Common stock and additional paid-in capital	165,501	164,622
Other comprehensive income:
Foreign currency translation	26,932	28,608
Unrealized gain on equity securities	25,034	8,352
Retained earnings	33,993	36,297

Total Shareholders’ Equity	251,460	237,879

Total Liabilities and Shareholders’ Equity	$402,084	$366,098

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	Third Quarter 2004			Third Quarter 2003
	Net Income	Net Income Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$1.7	$0.04	$31.8	$(45.9)	$(1.16)	$58.6

Adjustments:

Restructuring charges, net of income taxes	$—	$—	$—	$—	$—	$—

Impairment of long-lived assets	$—	$—	$—	$26.4	$0.67	$(26.4)

Proforma excluding non-recurring adjustments	$1.7	$0.04	$31.8	$(19.5)	$(0.49)	$32.2

	Year-to-Date 2004			Year-to-Date 2003
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(2.3)	$(0.06)	$92.5	$(98.5)	$(2.50)	$133.0

Adjustments:

Restructuring charges, net of income taxes	$0.5	$0.01	$(0.5)	$3.7	$0.09	$(3.7)

Impairment of long-lived assets	$—	$—	$—	$26.4	$0.67	$(26.4)

Proforma excluding non-recurring adjustments	$(1.9)	$(0.05)	$92.1	$(68.4)	$(1.74)	$102.9